Exhibit 1.1

PEPSICO, INC.

0.400% Senior Notes due 2023

TERMS AGREEMENT

October 5, 2020

To:	PepsiCo, Inc. 700 Anderson Hill Road Purchase, New York 10577

Ladies and Gentlemen:

We understand that PepsiCo, Inc., a North Carolina corporation (the “Company”), proposes to issue and sell $750,000,000 of its 0.400% Senior Notes due 2023 (the “Underwritten Securities”) subject to the terms and conditions stated herein and in the PepsiCo, Inc. Underwriting Agreement Standard Provisions dated as of November 18, 2019 filed with the Securities and Exchange Commission on November 18, 2019 as Exhibit 1.2 to the Company’s Registration Statement on Form S-3 (File No. 333-234767) (the “Standard Provisions”). Each of the applicable provisions in the Standard Provisions (including defined terms) is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein. We, the underwriters named below (the “Underwriters”), offer to purchase, severally and not jointly, the amount of Underwritten Securities opposite our names set forth below at a purchase price equal to 99.718% of the principal amount thereof.

Underwriters	Principal Amount of Underwritten Securities
Academy Securities, Inc.	$75,000,000
CastleOak Securities, L.P.	75,000,000
Citigroup Global Markets Inc.	75,000,000
Drexel Hamilton, LLC	75,000,000
J.P. Morgan Securities LLC	75,000,000
Loop Capital Markets LLC	75,000,000
Mischler Financial Group, Inc.	75,000,000
R. Seelaus & Co., LLC	75,000,000
Samuel A. Ramirez & Company, Inc.	75,000,000
Siebert Williams Shank & Co., LLC	75,000,000
Total	$750,000,000

The Underwriters agree to reimburse the Company for $337,500 of its expenses incurred in connection with the offering of the Underwritten Securities; such reimbursement to occur simultaneously with the purchase and sale of the Underwritten Securities at the Closing Time.

Section 9(f) of the Standard Provisions shall apply to this Agreement.

For purposes of Section 21 of the Standard Provisions, the identified provisions are: (i) the fifth paragraph of text under the caption “Underwriting” in such preliminary prospectus, Time of Sale Prospectus and the Prospectus; (ii) the third sentence of the seventh paragraph of text under the caption “Underwriting” in such preliminary prospectus, Time of Sale Prospectus and the Prospectus; (iii) the eighth paragraph of text under the caption “Underwriting” in such preliminary prospectus, Time of Sale Prospectus and the Prospectus; and (iv) the tenth and eleventh paragraphs of text under the caption “Underwriting” in such preliminary prospectus, Time of Sale Prospectus and the Prospectus.

The undersigned are acting as the “Representative” under the Standard Provisions (the “Representatives”). The Representatives represent and warrant that they are duly authorized to execute and deliver this Terms Agreement on behalf of the several Underwriters named above.

The signature of any signatory to this Agreement may be manual or facsimile (including, for the avoidance of doubt, electronic).

The Underwritten Securities and the offering thereof shall have the following additional terms:

Issuer:	PepsiCo, Inc.
Trade Date:	October 5, 2020
Time of Sale:	5:58 p.m. New York Time on the Trade Date
Settlement Date (T+2):	October 7, 2020
Closing Time:	9:00 a.m. New York Time on the Settlement Date
Closing Location:	New York, New York
Time of Sale Prospectus:	Base prospectus dated November 18, 2019, preliminary prospectus supplement dated October 5, 2020 and free writing prospectus dated October 5, 2020
Title of Securities:	0.400% Senior Notes due 2023
Aggregate Principal Amount Offered:	$750,000,000
Maturity Date:	October 7, 2023
Interest Payment Dates:	Semi-annually on each April 7 and October 7, commencing April 7, 2021
Benchmark Treasury:	0.125% due September 15, 2023
Benchmark Treasury Yield:	0.189%
Spread to Treasury:	+23 basis points
Re-offer Yield:	0.419%
Coupon:	0.400%
Price to Public:	99.943%
Optional Redemption:	Make-whole call at Treasury rate plus 5 basis points
Net Proceeds to PepsiCo (Before Expenses):	$747,885,000
Use of Proceeds:	PepsiCo intends to use the net proceeds from this offering for general corporate purposes, including the repayment of commercial paper.
Day Count Fraction:	30/360
CUSIP / ISIN:	713448 FB9 / US713448FB91
Minimum Denomination:	$2,000 and integral multiples of $1,000
Joint Book-Running Managers:	Academy Securities, Inc.
CastleOak Securities, L.P.
Citigroup Global Markets Inc.
Drexel Hamilton, LLC
J.P. Morgan Securities LLC
Loop Capital Markets LLC
Mischler Financial Group, Inc.
R. Seelaus & Co., LLC
Samuel A. Ramirez & Company, Inc.
Siebert Williams Shank & Co., LLC

Address for Notices to the Representatives:

Academy Securities, Inc.
140 East 45th Street, 5th Floor
New York, New York 10004

CastleOak Securities, L.P.
110 East 59th Street
New York, New York 10022

Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York 10013

Drexel Hamilton, LLC
77 Water Street
New York, New York 10005

J.P. Morgan Securities LLC
383 Madison Avenue
New York, New York 10179

Loop Capital Markets LLC
111 West Jackson Blvd., Suite 1901
Chicago, Illinois 60604

Mischler Financial Group, Inc.
1111 Bayside Drive, Suite 100
Corona del Mar, California 92625

R. Seelaus & Co., LLC
26 Main Street, Suite 300
Chatham, New Jersey 07928

Samuel A. Ramirez & Company, Inc.
61 Broadway, 29th Floor
New York, New York 10006

Siebert Williams Shank & Co., LLC
100 Wall Street, New York
New York 10005

IN WITNESS WHEREOF, the parties hereto have executed this Terms Agreement as of the date first above written.

PEPSICO, INC.

By:	/s/ Hugh F. Johnston
	Name:	Hugh F. Johnston
	Title:	Executive Vice President and Chief Financial Officer

By:	/s/ Kenneth Smith
	Name:	Kenneth Smith
	Title:	Senior Vice President, Finance and Treasurer

CONFIRMED AND ACCEPTED, as of the date first above written:

ACADEMY SECURITIES, INC.
CASTLEOAK SECURITIES, L.P.
CITIGROUP GLOBAL MARKETS INC.
DREXEL HAMILTON, LLC
J.P. MORGAN SECURITIES LLC
LOOP CAPITAL MARKETS LLC
MISCHLER FINANCIAL GROUP, INC.
R. SEELAUS & CO., LLC
SAMUEL A. RAMIREZ & COMPANY, INC.
SIEBERT WILLIAMS SHANK & CO., LLC

as Representatives of the several Underwriters

By:	ACADEMY SECURITIES, INC.

	By:	/s/ Michael Boyd
Name: Michael Boyd
Title: Chief Compliance Officer

By:	CASTLEOAK SECURITIES, L.P.

	By:	/s/ Philip J. Ippolito
Name: Philip J. Ippolito
Title: Chief Financial Officer

By:	CITIGROUP GLOBAL MARKETS INC.

	By:	/s/ Brian D. Bednarski
Name: Brian D. Bednarski
Title: Managing Director

By:	DREXEL HAMILTON, LLC

	By:	/s/ Anthony Felice
Name: Anthony Felice
Title: Managing Partner

By:	J.P. MORGAN SECURITIES LLC

	By:	/s/ Robert Bottamedi
Name: Robert Bottamedi
Title: Executive Director

By:	LOOP CAPITAL MARKETS LLC

	By:	/s/ Sidney Dillard
Name: Sidney Dillard
Title: Partner

By:	MISCHLER FINANCIAL GROUP, INC.

	By:	/s/ Doyle L. Holmes
Name: Doyle L. Holmes
Title: President

By:	R. SEELAUS & CO., LLC

	By:	/s/ James Brucia
Name: James Brucia
Title: Managing Director

By:	SAMUEL A. RAMIREZ & COMPANY, INC.

	By:	/s/ Lawrence F. Goldman
Name: Lawrence F. Goldman
Title: Managing Director

By:	SIEBERT WILLIAMS SHANK & CO., LLC

	By:	/s/ David Finkelstein
Name: David Finkelstein
Title: Managing Director

Schedule I

Time of Sale Prospectus:

1.	Preliminary Prospectus dated October 5, 2020 (including the Base Prospectus dated November 18, 2019)

2.	Any free writing prospectuses approved by the Representatives and filed by the Company under Rule 433(d) under the Securities Act

3.	Final Term Sheet dated October 5, 2020 to be filed by the Company pursuant to Rule 433 under the Securities Act setting forth certain terms of the Underwritten Securities